Exhibit 1.1

AMENDED AND RESTATED PLACEMENT AGENCY AGREEMENT

     This Amended and Restated Placement Agency Agreement (this “Agreement”) is made and entered into as of March 30, 2004 (the “Effective Date”), by and between GenVec, Inc., a Delaware corporation (the “Company”), and Stonegate Securities, Inc., a Texas corporation (“Stonegate”).

     WHEREAS, the Company and Stonegate have previously entered into that certain Placement Agency Agreement as of February 5, 2004 whereby the Company appointed Stonegate as its non-exclusive placement agent, and Stonegate has agreed to act in such capacity, in each case subject to the terms and conditions set forth in such agreement;

     WHEREAS, pursuant to the terms hereof, the parties desire to effect certain amendments to such agreement and to amended and restate such agreement pursuant to the terms hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Stonegate (each a “Party” and collectively, the “Parties”) hereby agree as follows:

1.	RETENTION OF STONEGATE; SCOPE OF SERVICES.

(a)	Subject to the terms and conditions set forth herein, the Company hereby retains Stonegate to act as the non-exclusive placement agent to the Company during the Contract Period (as defined in Section 2 below), and Stonegate hereby agrees to be so retained.

(b)	As the non-exclusive placement agent to the Company, Stonegate will have the non-exclusive right during the Contract Period to identify for the Company prospective purchasers (collectively, the “Purchasers” and each individually, a “Purchaser”) in a placement (the “Placement”) of equity securities to be issued by the Company, the type and dollar amount being as mutually agreed to by the Parties (the “Securities”).

(c)	Terms of the Placement shall be as set forth in subscription documents, including any stock purchase or subscription agreement, escrow agreement, registration rights agreement, warrant agreement and/or other documents to be executed and delivered in connection with the Placement (collectively, the “Subscription Documents).

(d)	Stonegate will have no obligation to purchase any of the Securities offered in the Placement. During the Contract Period, Stonegate shall have the non-exclusive right to arrange for sales of Securities in the Placement, including without limitation the non-exclusive right to identify potential buyers for the Securities. Stonegate is not authorized to act on behalf of the Company in accepting any terms or conditions associated with the Placement of Securities. The Company shall not be obligated to issue any Securities or accept any offer therefore. All sales of Securities in the Placement and the terms of such Placement shall be subject to the approval of the Company, which approval may be withheld in the Company’s sole discretion.

(e)	Stonegate and the Company will arrange for the deposit of all funds received from the Purchasers for the purchase of the Securities into an escrow account to be established by the Placement Agent and the Company (the “Escrow”) with a recognized bank or trust company acting as the escrow agent (“Escrow Agent”). The terms of such Escrow shall be pursuant to an Escrow Agreement, substantially in the form attached hereto as Exhibit A.

2.	CONTRACT PERIOD AND TERMINATION.

(a)	Stonegate shall act as the Company’s non-exclusive placement agent under this Agreement for a period commencing on the Effective Date, and continuing until terminated by either Party upon 30 days notice to the other Party (the “Contract Period”).

(b)	Upon termination, neither party will have any further obligation under this Agreement, except as provided in Sections 5, 6, 7, 8, 9 and 10 hereof.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The representations and warranties of the Company made to the Purchasers as set forth in the Subscription Documents are hereby incorporated by reference as of the date of consummation of the sale of the Securities (the “Closing”) and all such representations and warranties are hereby deemed made by the Company directly to Stonegate as though set forth in full herein. Without limiting the foregoing, the Company represents and warrants that it has filed, in accordance with the provisions of Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Act”), with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) on Form S-3 (File No. 333-101963), including a prospectus, which relates to the Securities, that this Registration Statement has been declared effective by the SEC and no stop-order suspending its effectiveness has been issued by the SEC.

4.	COVENANTS OF THE COMPANY.

The Company covenants and agrees as follows:

(a)	Neither the Company nor any affiliate of the Company (as defined in Rule 501(b) of Regulation D) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) of the Company which will be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities unless the Securities are the subject of an effective registration statement filed under the Securities Act. If the Company, in its sole discretion, determines to sell

Securities in a Placement, the Company shall prepare a prospectus supplement to the Registration Statement as required by the rules of the SEC in order to effect the issuance of the Securities and will not file such supplement or amendment without the prior written consent of Stonegate, which consent shall not be unreasonably withheld. The Company will timely make all filings required in accordance with the Act relating to the offering of the Securities in such Placement. The Company understands and agrees that Stonegate shall reasonably determine whether the conditions to the subscribers obligations under any Subscription Documents in connection with any such Placement have been satisfied.

(b)	Any and all filings and documents required to be filed in connection with or as a result of the Placement pursuant to federal and state securities laws are the responsibility of the Company and will be filed by the Company.

(c)	Any press release to be issued by the Company announcing or referring to the Placement shall be subject to the prior review of Stonegate, and each such press release shall, at the request of Stonegate, identify Stonegate as the placement agent. Stonegate shall be permitted to publish a tombstone or similar advertisement upon completion of the Placement identifying itself as the Company’s placement agent with respect thereto with the prior consent of the Company, which consent shall not be unreasonably withheld. This Agreement shall not be filed publicly by the Company without the prior written consent of Stonegate, unless required by applicable law or regulation.

5.	FURNISHING OF COMPANY INFORMATION; CONFIDENTIALITY.

(a)	In connection with Stonegate’s activities hereunder on the Company’s behalf, the Company shall furnish Stonegate with all reasonable information concerning the Company and its operations that Stonegate deems necessary or appropriate (the “Company Information”) and shall provide Stonegate with reasonable access to the Company’s books, records, officers, directors, employees, accountants and counsel. The Company acknowledges and agrees that, in rendering its services hereunder, Stonegate will be using and relying upon the Company Information without independent verification thereof and may, in its sole discretion, use additional information contained in public reports of the Company or other information furnished or approved by the Company for Stonegate’s use in the Placement.

(b)	Stonegate agrees that the Company Information will be used solely for the purpose of performing its services hereunder. Subject to the limitations set forth in subsection (c) below, Stonegate will keep the Company Information provided hereunder confidential and will not disclose such Company Information or any portion thereof, except (i) to a third party contacted by Stonegate on behalf of, and with the prior approval of, the Company pursuant hereto who has agreed to be bound by a confidentiality agreement satisfactory in form and substance to the

Company, or (ii) to any other person for which the Company’s consent to disclose such Company Information has been obtained.

(c)	Stonegate’s confidentiality obligations under this Agreement shall not apply to any portion of the Company Information which (i) at the time of disclosure to Stonegate or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Stonegate in violation of this Agreement); (ii) was available to Stonegate on a non-confidential basis from a source other than the Company, provided that such source is not and was not bound by a confidentiality agreement with the Company; (iii) has been independently acquired or developed by Stonegate without violating any of its obligations under this Agreement; or (iv) the disclosure of which is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil or administrative investigative demand or other similar process). In the event that Stonegate becomes legally compelled to disclose any of the Company Information, Stonegate shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.

(d)	The obligations of the Parties under Sections 5(b) and Section 5(c) shall survive the termination of this Agreement for 12 months.

6.	FEES AND EXPENSES.

(a)	As compensation for services rendered by Stonegate in connection with the Placement, the Company agrees to pay Stonegate a fee of six percent (6%) of the gross proceeds from the sale of Securities sold in the Placement (the “Agency Fee”). The Agency Fee shall be paid immediately upon the closing of each sale of Securities by the Company. The Company shall have no obligation to pay an Agency Fee with respect to a purchase of Securities by any investors in the Placement (i) which are listed on the attached Schedule A, and (ii) those investors not listed on Schedule A that are introduced to the Company after February 5, 2004, other than those introduced through the efforts of Stonegate, by efforts of another broker-dealer registered with the National Association of Securities Dealers (“NASD”) which broker-dealer is paid a placement agent fee by the Company pursuant to a valid written agreement with the Company.

(b)	The Company shall also promptly reimburse Stonegate for all reasonable out-of-pocket expenses incurred by Stonegate and its directors, officers and employees in connection with the performance of Stonegate’s services under this Agreement, provided that for purposes of this Section 6(b), the Company shall have no obligation to reimburse Stonegate for any attorneys’ fees incurred by Stonegate in excess of $25,000 without the written approval of the Company. For these purposes, “out-of-pocket expenses” shall include, but not be limited to, attorneys’ fees and costs, NASD and blue-sky filing fees and expenses, long distance telephone, facsimile, courier, mail, supplies, travel and similar expenses. Except for bills for long distance telephone, facsimile, federal express, courier, mail and supplies, Stonegate will not incur any travel expenses without the prior consent of the Company; and the Parties shall attempt to have the Company direct billed as often as possible for such expenses. In the event that the Placement does not close and the offering is terminated, the Placement Agent will be reimbursed by the Company only for the Placement Agent’s actual accountable out-of pocket expenses, subject to the other limitations in this Section 6(b).

(c)	The obligations of the Parties under this Section 6 shall survive the termination of this Agreement for any reason.

7.	INDEMNIFICATION.

(a)	The Company agrees to indemnify and hold Stonegate harmless from and against any and all losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) related to or arising out of Stonegate’s engagement hereunder or its role in connection herewith, and will reimburse Stonegate for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by Stonegate in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Stonegate is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are determined by a court of competent jurisdiction pursuant to a final judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct of Stonegate or by Stonegate’s material breach of its obligations under this Agreement. The Company also agrees that Stonegate shall not have any liability to the Company for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result primarily from the bad faith, gross negligence or willful misconduct of Stonegate or by Stonegate’s material breach of its obligations under this Agreement. In the event that the foregoing indemnity is unavailable in accordance with its terms, then the Company shall contribute to amounts paid or payable by Stonegate in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Stonegate in connection with the matters as to which such losses, claims, damages or liabilities relate, and other equitable considerations. The foregoing shall be in addition to any rights that Stonegate may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of Stonegate. The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim which is subject to this agreement is brought against Stonegate or any other person entitled to indemnification or contribution under this subsection (a).

(b)	Stonegate agrees to indemnify and hold the Company harmless from and against any and all losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) which are determined by a court of competent jurisdiction pursuant to a final judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct of Stonegate or by Stonegate’s material breach of its obligations under this Agreement, and will reimburse the Company for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by the Company in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the Company is a party. In the event that the foregoing indemnity is unavailable, then Stonegate shall contribute to amounts paid or payable by the Company in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Stonegate in connection with the matters as to which such losses, claims, damages or liabilities relate, and other equitable considerations. The foregoing shall be in addition to any rights that the Company may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of the Company. Stonegate hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this agreement, is brought against the Company or any other person entitled to indemnification or contribution under this subsection (b).

(c)	The obligations of the Parties under this Section 7 shall survive the termination of this Agreement.

8.	NON-CIRCUMVENTION.

The Company hereby agrees that, for a period of six months from the end of the Contract Period or other termination of this Agreement (other than a termination of this Agreement by the Company due to a material breach of this Agreement by Stonegate), the Company will not enter into any Placement with any of the Stonegate Contacts (as defined below), unless the Company notifies Stonegate in writing of the Placement, and pays Stonegate a fee equal to the Agency Fee for securities of the Company sold to Stonegate Contacts. For the purposes of this Section 8, the Stonegate Contacts shall mean those institutions (including their agents, principals and affiliates and the accounts and funds which they manage or advise) that (i) Stonegate introduced to the Company, directly or as a result of a referral from such institution, and with which the Company had a meeting or telephone conference as a result of such introduction and (ii) is identified in a writing by Stonegate at the end of the Contract Period or other termination of this Agreement. For purposes of this Section 8, Stonegate Contacts shall not include such persons or entities for which the Company would not have an obligation to pay an Agency Fee to Stonegate pursuant to the provisions of the final sentence of Section 6(a) hereof, unless otherwise agreed to in writing by the Company.

9.	GOVERNING LAW.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS THEREOF.

10.	ARBITRATION.

Stonegate and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. Any dispute which the parties cannot resolve may then be submitted by either party to binding arbitration in Dallas, Texas under the rules of the American Arbitration Association for resolution. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

11.	NO WAIVER.

The failure or neglect of any party hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or waiver by any party of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

12.	SUCCESSORS AND ASSIGNS.

The benefits of this Agreement shall inure to the benefit of the Parties, their respective successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the Parties shall be binding upon their respective successors and assigns. This Agreement may not be assigned by either Party without the express written consent of the other Party, which consent shall not be unreasonably withheld.

13.	NOTICES.

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, recognized overnight delivery service, or facsimile as follows:

If to the Company:
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878
Facsimile: (240) 632-0735
Attention: Paul H. Fischer

If to Stonegate:

Stonegate Securities, Inc.
5950 Sherry Lane, Suite 410
Dallas, Texas 75225
Facsimile: (214) 987-1981
Attention: Scott Griffith, President

Either Party may change its address or facsimile number set forth above by giving the other Party notice of such change in accordance with the provisions of this Section 13. A notice shall be deemed given (a) if by personal delivery, on the date of such delivery, (b) if by certified mail, on the date shown on the applicable return receipt, (c) if by overnight delivery service, on the day after the date delivered to the service, or (d) if by facsimile, on the date of transmission.

14.	NATURE OF RELATIONSHIP.

The Parties intend that Stonegate’s relationship to the Company and the relationship of each director, officer, employee or agent of Stonegate to the Company shall be that of an independent contractor and not as an employee of the Company or an affiliate thereof. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Stonegate and the Company or their respective successors or assigns. Neither Stonegate nor any director, officer, employee or agent of Stonegate shall be considered to be an employee of the Company by virtue of the services provided hereunder.

15.	MISCELLANEOUS.

Stonegate’s obligations under this Agreement are subject to the following general conditions:

(a)	All relevant terms, conditions, and circumstances relating to the Placement will be reasonably satisfactory to Stonegate and its counsel.

(b)	Stonegate reserves the right to solicit the assistance of outside dealers (“Dealers”) to assist in the offer and sale of the Placement; provided, however, that any such Dealers agree in writing to be bound by the terms of the Placement. It is understood that Stonegate, in its sole discretion, shall be entitled to pay over to any such Dealers any portion of the compensation received by Stonegate hereunder. The Company shall have no financial liability for any fees or expenses of any such Dealers.

16.	CAPTIONS.

The Section titles herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof.

17.	AMENDMENTS.

As amended and restated hereby, the Placement Agency Agreement remains in effect. No alteration, amendment, change or addition hereto shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each Party.

18.	PARTIAL INVALIDITY.

If it is finally determined that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes as close as possible to expressing the intention of the invalid or unenforceable term or provision.

19.	ENTIRE AGREEMENT.

This Agreement embodies the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

20.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall be considered one and the same agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above by duly authorized representatives of the Company and Stonegate.

GENVEC, INC.

By:	/s/ Jeffrey W. Church

Title:	CFO, Treasurer

STONEGATE SECURITIES, INC.

By:	/s/ Jesse Shelmire

Title:	Partner

Schedule A

1. Special Situations
2. OrbiMed
3. Ashford Capital
4. Deutsche Asset Management
5. 3i (London)
6. Security Management
7. RAM Capital

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